Exhibit(a)(1)(J)


F O R T R E S S
Investment  Group  LLC

                                                FOR RELEASE

Contact:
Lilly H. Donohue
Vice President
212 798-6118


                    OFFER FOR BROOKDALE LIVING COMMUNITIES
                  FURTHER EXTENDED UNTIL 5:00 P.M. TODAY
-------------------------------------------------------------

NEW YORK, SEPTEMBER 7, 2000 - Fortress Brookdale Acquisition LLC ("Purchaser"), a joint venture owned by an affiliate of Fortress Investment Fund LLC and an affiliate of Capital Z Partners, announced that it was extending until 5:00 P.M. New York City time today, September 7, 2000, its tender offer to purchase any and all shares of Brookdale Living Communities, Inc. which was previously scheduled to expire at 5:00 P.M. yesterday. As of the close of business yesterday, approximately 5,738,768 shares had been tendered which, together with the shares already owned by Purchaser, constituted approximately 98% of the outstanding shares of Brookdale Living Communities, Inc. Purchaser intends to accept for purchase the shares tendered immediately following expiration of this extension of the Offer.